Exhibit 99.1

Contact:            Hal S. Jones                                                                                          For Immediate Release

            (202) 334-6645                                                                                       August 3, 2012

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income attributable to common shares of $51.8 million ($6.84 per share) for the second quarter ended June 30, 2012, compared to $45.6 million ($5.74 per share) for the second quarter of last year. Net income includes $17.8 million ($2.36 per share) in income from discontinued operations and $2.0 million ($0.26 per share) in losses from discontinued operations for the second quarter of 2012 and 2011, respectively. Income from continuing operations attributable to common shares was $34.0 million ($4.48 per share) for the second quarter of 2012, compared to $47.6 million ($6.00 per share) for the second quarter of 2011.

Items included in the Company’s income from continuing operations for the second quarter of 2012:

▪ $8.4 million in severance, early retirement and restructuring charges at Kaplan and the newspaper publishing division (after-tax impact of $5.2 million, or $0.69 per share); and

▪ $2.6 million in non-operating unrealized foreign currency losses (after-tax impact of $1.6 million, or $0.21 per share).

Items included in the Company’s income from continuing operations for the second quarter of 2011:

▪ $11.7 million in severance and restructuring charges at Kaplan (after-tax impact of $7.3 million, or $0.91 per share); and

▪ $0.3 million in non-operating unrealized foreign currency gains (after-tax impact of $0.2 million, or $0.03 per share).

Excluding these items, the Company’s net income attributable to common shares was $58.6 million ($7.74 per share) for the second quarter ended June 30, 2012, compared to $52.6 million ($6.62 per share) for the second quarter of last year. Excluding these items, income from continuing operations attributable to common shares was $40.8 million ($5.38 per share) for the second quarter of 2012, compared to $54.6 million ($6.88 per share) for the second quarter of 2011. (Non-GAAP measures are discussed below).

Revenue for the second quarter of 2012 was $1,006.9 million, down 5% from $1,061.3 million in the second quarter of 2011. The Company reported operating income of $60.4 million in the second quarter of 2012, compared to operating income of $82.1 million in the second quarter of 2011. Revenues were down at the education and newspaper publishing divisions, offset by increases at the television broadcasting and cable television divisions. Operating results were down at all of the Company’s divisions, except for the television broadcasting division.

For the first six months of 2012, the Company reported net income attributable to common shares of $82.9 million ($10.87 per share), compared to $60.7 million ($7.57 per share) for the same period of 2011. Net income includes $38.1 million ($5.02 per share) in income from discontinued operations and $4.8 million ($0.59 per share) in losses from discontinued operations for the first six months of 2012 and 2011, respectively. Income from continuing operations attributable to common shares was $44.8 million ($5.85 per share) for the first six months of 2012, compared to $65.5 million ($8.16 per share) for the first six months of 2011. As a result of the Company’s share repurchases, there were 6% fewer diluted average shares outstanding in the first six months of 2012.

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Items included in the Company’s income from continuing operations for the first six months of 2012:

▪ $10.2 million in severance, early retirement and restructuring charges at Kaplan and the newspaper publishing division (after-tax impact of $6.4 million, or $0.84 per share); and

▪ a $5.8 million gain on sales of cost method investments (after-tax impact of $3.7 million, or $0.48 per share).

Items included in the Company’s income from continuing operations for the first six months of 2011:

▪ $14.0 million in severance and restructuring charges at Kaplan (after-tax impact of $8.7 million, or $1.09 per share);

▪ a $30.7 million write-down of a marketable equity security (after-tax impact of $19.8 million, or $2.44 per share); and

▪ $3.0 million in non-operating unrealized foreign currency gains (after-tax impact of $1.9 million, or $0.24 per share).

Excluding these items, the Company’s net income attributable to common shares was $85.5 million ($11.22 per share) for the six months ended June 30, 2012, compared to $87.3 million ($10.86 per share) for the same period of 2011. Excluding these items, income from continuing operations attributable to common shares was $47.5 million ($6.20 per share) for the first six months of 2012, compared to $92.0 million ($11.45 per share) for the first six months of 2011. (Non-GAAP measures are discussed below).

Revenue for the first six months of 2012 was $1,979.4 million, down 6% from $2,103.2 million in the first six months of 2011. Revenues were down at the education and newspaper publishing divisions, while revenues were up at the television broadcasting and cable television divisions. The Company reported operating income of $77.8 million for the first six months of 2012, compared to $138.7 million for the first six months of 2011. Operating results were down at all of the Company’s divisions, except for the television broadcasting division.

Division Results

Education

Education division revenue totaled $558.4 million for the second quarter of 2012, a 9% decline from revenue of $617.0 million for the second quarter of 2011. Excluding revenue from acquired businesses, education division revenue declined 11% in the second quarter of 2012. Kaplan reported second quarter 2012 operating income of $3.4 million, down from $21.5 million in the second quarter of 2011.

For the first six months of 2012, education division revenue totaled $1,111.8 million, a 10% decline from revenue of $1,235.9 million for the same period of 2011. Excluding revenue from acquired businesses, education division revenue declined 12% for the first six months of 2012. Kaplan reported an operating loss of $9.8 million for the first six months of 2012, compared to operating income of $41.5 million for the first six months of 2011.

In light of recent revenue declines and other business challenges, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in 2012 and 2011, with the objective of establishing lower costs levels in future periods. Across all businesses, severance and restructuring costs totaled $5.0 million in the second quarter and first half of 2012, compared to $11.7 million and $14.0 million in the second quarter and first six months of 2011, respectively. Kaplan will likely incur additional restructuring costs in the second half of 2012.

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A summary of Kaplan’s operating results for the second quarter and the first six months of 2012 compared to 2011 is as follows:

	Three Months Ended			Six Months Ended
	June 30,	July 3,		June 30,	July 3,
(in thousands)	2012	2011	% Change	2012	2011	% Change
Revenue
Higher education	$290,861	$358,312	(19)	$599,245	$745,195	(20)
Test preparation	79,786	83,197	(4)	142,615	156,562	(9)
Kaplan international	181,656	169,016	7	358,041	321,151	11
Kaplan ventures	6,203	6,591	(6)	12,324	13,806	(11)
Kaplan corporate	1,003	1,065	(6)	2,160	2,182	(1)
Intersegment elimination	(1,105)	(1,219)	―	(2,580)	(3,005)	―
	$558,404	$616,962	(9)	$1,111,805	$1,235,891	(10)
Operating Income (Loss)
Higher education	$5,858	$45,157	(87)	$14,812	$95,807	(85)
Test preparation	2,706	(11,597)	―	(7,513)	(24,273)	69
Kaplan international	9,294	8,642	8	12,717	7,960	60
Kaplan ventures	(369)	(2,079)	82	(1,630)	(3,053)	47
Kaplan corporate	(10,489)	(13,624)	23	(21,525)	(25,242)	15
Amortization of intangible assets	(3,810)	(5,049)	25	(7,053)	(9,469)	26
Intersegment elimination	161	18	―	355	(213)	―
	$3,351	$21,468	(84)	$(9,837)	$41,517	―

Kaplan sold Kaplan Learning Technologies in February 2012 and EduNeering in April 2012. Consequently, the education division’s operating results exclude these businesses. Also, Kaplan’s Colloquy and U.S. Pathways businesses moved from Kaplan Ventures to Kaplan International. The comparative division results presented above reflect this change.

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses. In the second quarter and first six months of 2012, higher education revenue declined 19% and 20%, respectively, due largely to declines in average enrollments, reflecting weaker market demand over the past year. Operating income decreased 87% and 85% for the second quarter and first six months of 2012, respectively. These declines were due primarily to lower revenue, offset by expense reductions associated with lower enrollments and recent restructuring efforts. In the second quarter of 2012, KHE incurred $3.8 million in severance costs, compared to $5.5 million in the second quarter of 2011. KHE will likely incur additional restructuring costs in the second half of 2012.

Although revenues were down substantially compared to the first half of 2011, new student enrollments at Kaplan University and KHE Campuses increased 3% in the first half of 2012. For the second quarter of 2012, new student enrollments declined 1%. Total enrollments at June 30, 2012, were down 14% compared to June 30, 2011, and 11% compared to March 31, 2012.

	Student Enrollments As of
	June 30,	March 31,	June 30,
	2012	2012	2011
Kaplan University	44,756	49,481	53,309
KHE Campuses	22,849	26,503	25,225
	67,605	75,984	78,534

Kaplan University enrollments included 5,681, 5,979 and 5,837 campus-based students as of June 30, 2012, March 31, 2012, and June 30, 2011, respectively.

Kaplan University and KHE Campuses enrollments at June 30, 2012, and June 30, 2011, by degree and certificate programs, are as follows:

	As of June 30,
	2012	2011
Certificate	24.8%	22.8%
Associate’s	28.7%	31.7%
Bachelor’s	33.7%	35.2%
Master’s	12.8%	10.3%
	100.0%	100.0%

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Kaplan Test preparation (KTP) includes Kaplan’s standardized test preparation and tutoring offerings and other businesses. KTP revenue declined 4% and 9% in the second quarter and first six months of 2012, respectively. Enrollment increased 4% and 8% for the second quarter and first six months of 2012, respectively, driven by strength in medical and bar review programs. Enrollment increases were offset by competitive pricing pressure and a continued shift in demand to lower priced online test preparation offerings. Revenues also declined from the prior year as changes in certain programs and the mix of courses resulted in an increase in average course length and related revenue recognition periods. Total sales bookings at KTP during the first half of 2012 were down 3% compared to the first half of 2011. The improvement in KTP operating results in the first half of 2012 is largely from lower operating expenses due to recent restructuring activities. Also, $6.2 million and $8.5 million in restructuring costs were recorded in the second quarter and first six months of 2011, respectively.

Kaplan International includes professional training and postsecondary education businesses outside the United States and English-language programs. In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, national providers of vocational training and higher education in Australia. In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain. Kaplan International revenue increased 7% and 11% in the second quarter and first six months of 2012, respectively. Excluding revenue from acquired businesses, Kaplan International revenue increased slightly in the second quarter of 2012 and increased 3% in the first six months of 2012 due to enrollment growth in the English-language and Singapore higher education programs. Kaplan International operating income increased in the first half of 2012 due largely to strong results in Singapore, offset by combined losses from businesses acquired in 2011. In the second quarter of 2012, Kaplan International results also benefited from a favorable net $1.9 million adjustment. This resulted from a favorable expense adjustment to reduce certain items recorded in prior years, offset by an adjustment to increase liabilities assumed in a 2011 acquisition.

Most of the businesses previously included in Kaplan Ventures have been sold or moved to other Kaplan divisions. Kaplan Ventures is exploring other alternatives with respect to its remaining businesses, including possible sales.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Cable Television

Cable television division revenue increased 2% in the second quarter of 2012 to $195.6 million, from $191.2 million for the second quarter of 2011; for the first six months of 2012, revenue increased 1% to $385.8 million, from $381.5 million in the same period of 2011. The revenue increase for the first six months of  2012 is due to continued growth of the division’s Internet and telephone service revenues, offset by an increase in promotional discounts and a decline in basic video subscribers.

Cable television division operating income decreased 5% to $38.4 million, from $40.4 million in the second quarter of 2011; cable division operating income for the first six months of 2012 decreased 9% to $71.2 million, from $78.1 million for the first six months of 2011. The division’s operating income declined primarily due to increased programming costs.

At June 30, 2012, Primary Service Units (PSUs) were up 1% from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic video subscribers. A summary of PSUs is as follows:

	As of June 30,
	2012	2011
Basic video	612,729	637,068
High-speed data	462,426	444,357
Telephony	187,095	173,977
	1,262,250	1,255,402

Newspaper Publishing

Newspaper publishing division revenue totaled $151.8 million for the second quarter of 2012, down 7% from revenue of $162.8 million for the second quarter of 2011; division revenue declined 7% to $294.1 million for the first six months of 2012, from $317.8 million for the first six months of 2011. Print advertising revenue at The Washington Post in the second quarter of 2012 declined 15% to $56.7 million, from $66.6 million in the second quarter of 2011, and declined 16% to $109.3 million for the first six months of 2012, from $129.8 million for the first six months of 2011. The decline is largely due to reductions in general advertising. Revenue generated by the Company’s newspaper online publishing activities,

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primarily washingtonpost.com and Slate, increased 8% to $26.3 million for the second quarter of 2012, versus $24.3 million for the second quarter of 2011; newspaper online revenues increased slightly to $50.6 million for the first six months of 2012, versus $50.5 million for the first six months of 2011. Display online advertising revenue increased 14% and 1% for the second quarter and first six months of 2012, respectively. Online classified advertising revenue decreased 2% for both the second quarter and the first six months of 2012.

For the first six months of 2012, Post daily and Sunday circulation declined 9.3% and 6.1%, respectively, compared to the same periods of the prior year. For the six months ended June 30, 2012, average daily circulation at The Washington Post totaled 482,100 and average Sunday circulation totaled 699,900.

The newspaper publishing division reported an operating loss of $15.9 million in the second quarter of 2012, compared to an operating loss of $2.9 million in the second quarter of 2011. For the first six months of 2012, the newspaper publishing division reported an operating loss of $38.4 million, compared to an operating loss of $15.7 million for the first six months of 2011. These operating losses include noncash pension expense of $7.8 million and $5.3 million for the second quarter of 2012 and 2011, respectively, and $16.4 million and $12.0 million for the first six months of 2012 and 2011, respectively. The decline in operating results for the second quarter of 2012 is primarily due to the revenue reductions discussed above and $3.4 million in severance expense, offset partially by a decline in other operating expenses. The decline in operating results for the first half of 2012 is primarily due to the revenue reductions discussed above and $5.3 million in severance and early retirement expenses, offset partially by a decline in other operating expenses. Newsprint expense was down 10% and 11% for the second quarter and first six months of 2012, respectively, due to a decline in newsprint consumption.

Television Broadcasting

Revenue for the television broadcasting division increased 13% in the second quarter of 2012 to $95.6 million, from $84.9 million in the same period of 2011; operating income for the second quarter of 2012 increased 34% to $43.7 million, from $32.6 million in the same period of 2011. For the first six months of 2012, revenue increased 13% to $177.1 million, from $157.1 million in the same period of 2011; operating income for the first six months of 2012 increased 43% to $74.7 million, from $52.2 million in the same period of 2011.

The increase in revenue and operating income for the second quarter and first six months of 2012 reflects improved advertising demand across many product categories, including a $4.4 million and $6.6 million increase in political advertising revenue in the second quarter and first six months of 2012, respectively. Expense reductions from various cost control initiatives also contributed to the improvement in operating results.

Other Businesses

Other businesses includes the operating results of Avenue100 Media Solutions and WaPo Labs, a digital team focused on emerging technologies and new product development.

As previously announced, the Company divested its interest in Avenue100 Media Solutions on July 31, 2012.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

Equity in Earnings (Losses) of Affiliates

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

The Company’s equity in earnings of affiliates, net, for the second quarter of 2012 was $3.3 million, compared to $3.1 million for the second quarter of 2011. For the first six months of 2012, the Company’s equity in earnings of affiliates, net, totaled $7.2 million, compared to $6.9 million for the same period of 2011.

Other Non-Operating Income (Expense)

The Company recorded other non-operating expense, net, of $1.2 million for the second quarter of 2012, compared to other non-operating expense, net, of $2.6 million for the second quarter of 2011. The second quarter 2012 non-operating

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expense, net, included $2.6 million in unrealized foreign currency losses, offset by other items. The second quarter 2011 non-operating expense, net, included $3.1 million for an impairment write-down on a cost method investment, offset by $0.3 million in unrealized foreign currency gains and other items.

The Company recorded non-operating income, net, of $7.4 million for the first six months of 2012, compared to other non-operating expense, net, of $26.6 million for the same period of the prior year. The 2012 non-operating income, net, included a $7.3 million gain on sales of cost method investments, $0.1 million in unrealized foreign currency gains and other items. The 2011 non-operating expense, net, included a $30.7 million write-down of a marketable equity security (Corinthian Colleges, Inc.), offset by $3.0 million in unrealized foreign currency gains and other items.

Net Interest Expense

The Company incurred net interest expense of $8.2 million and $16.3 million for the second quarter and first six months of 2012, respectively, compared to $7.0 million and $13.9 million for the same periods of 2011. At June 30, 2012, the Company had $455.7 million in borrowings outstanding, at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first six months of 2012 was 40.2%, compared to 37.0% for the first six months of 2011. The higher effective tax rate in 2012 results primarily from losses in Australia for which no tax benefit is recorded.

Discontinued Operations

Kaplan sold EduNeering in April 2012, Kaplan Learning Technologies in February 2012, Kaplan Compliance Solutions in October 2011 and Kaplan Virtual Education in July 2011. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

The sale of Kaplan Learning Technologies resulted in a pre-tax loss of $3.1 million that was recorded in the first quarter of 2012. The sale of EduNeering resulted in a pre-tax gain of $29.5 million that was recorded in the second quarter of 2012.

In connection with each of the sales of the Company’s stock in EduNeering and Kaplan Learning Technologies, in the first quarter of 2012, the Company recorded $23.2 million of income tax benefits related to the excess of the outside stock tax basis over the net book value of the net assets disposed.

Earnings (Loss) Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2012 was based on 7,545,150 and 7,579,888 weighted average shares outstanding, respectively, compared to 7,933,459 and 8,026,424, respectively, for the second quarter and first six months of 2011. In the first six months of 2012, the Company repurchased 218,282 shares of its Class B common stock at a cost of $74.5 million. At June 30, 2012, there were 7,444,630 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 275,192 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	June 30,	July 3,	%
(in thousands, except per share amounts)	2012	2011	Change
Operating revenues	$1,006,919	$1,061,258	(5)
Operating expenses	(879,145)	(909,939)	(3)
Depreciation of property, plant and equipment	(62,978)	(62,882)	0
Amortization of intangible assets	(4,443)	(6,338)	(30)
Operating income	60,353	82,099	(26)
Equity in earnings of affiliates, net	3,314	3,138	6
Interest income	775	997	(22)
Interest expense	(8,979)	(7,960)	13
Other expense, net	(1,160)	(2,591)	(55)
Income from continuing operations before income taxes	54,303	75,683	(28)
Provision for income taxes	20,100	27,900	(28)
Income from continuing operations	34,203	47,783	(28)
Income (loss) from discontinued operations, net of tax	17,844	(2,020)	―
Net income	52,047	45,763	14
Net (income) loss attributable to noncontrolling interests	(11)	40	―
Net income attributable to The Washington Post Company	52,036	45,803	14
Redeemable preferred stock dividends	(222)	(230)	(3)
Net Income Attributable to The Washington Post Company
Common Stockholders	$51,814	$45,573	14

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$33,970	$47,593	(29)
Income (loss) from discontinued operations, net of tax	17,844	(2,020)	―
Net income	$51,814	$45,573	14

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$4.48	$6.00	(25)
Basic income (loss) per common share from discontinued operations	2.36	(0.26)	―
Basic net income per common share	$6.84	$5.74	19
Basic average number of common shares outstanding	7,431	7,852

Diluted income per common share from continuing operations	$4.48	$6.00	(25)
Diluted income (loss) per common share from discontinued operations	2.36	(0.26)	―
Diluted net income per common share	$6.84	$5.74	19
Diluted average number of common shares outstanding	7,545	7,933

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30,	July 3,	%
(In thousands, except per share amounts)	2012	2011	Change
Operating revenues	$1,979,395	$2,103,170	(6)
Operating expenses	(1,767,714)	(1,827,386)	(3)
Depreciation of property, plant and equipment	(125,479)	(125,078)	0
Amortization of intangible assets	(8,380)	(12,054)	(30)
Operating income	77,822	138,652	(44)
Equity in earnings of affiliates, net	7,202	6,875	5
Interest income	1,844	1,979	(7)
Interest expense	(18,142)	(15,921)	14
Other income (expense), net	7,428	(26,623)	―
Income from continuing operations before income taxes	76,154	104,962	(27)
Provision for income taxes	30,600	38,800	(21)
Income from continuing operations	45,554	66,162	(31)
Income (loss) from discontinued operations, net of tax	38,061	(4,770)	―
Net income	83,615	61,392	36
Net (income) loss attributable to noncontrolling interests	(81)	26	―
Net income attributable to The Washington Post Company	83,534	61,418	36
Redeemable preferred stock dividends	(673)	(691)	(3)
Net Income Attributable to The Washington Post Company
Common Stockholders	$82,861	$60,727	36

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$44,800	$65,497	(32)
Income (loss) from discontinued operations, net of tax	38,061	(4,770)	―
Net income	$82,861	$60,727	36

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$5.85	$8.16	(28)
Basic income (loss) per common share from discontinued operations	5.02	(0.59)	―
Basic net income per common share	$10.87	$7.57	44
Basic average number of common shares outstanding	7,473	7,949

Diluted income per common share from continuing operations	$5.85	$8.16	(28)
Diluted income (loss) per common share from discontinued operations	5.02	(0.59)	―
Diluted net income per common share	$10.87	$7.57	44
Diluted average number of common shares outstanding	7,580	8,026

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	July 3,	%	June 30,	July 3,	%
(in thousands)	2012	2011	Change	2012	2011	Change
Operating Revenues:
Education	$558,404	$616,962	(9)	$1,111,805	$1,235,891	(10)
Cable television	195,579	191,231	2	385,789	381,511	1
Newspaper publishing	151,814	162,772	(7)	294,135	317,769	(7)
Television broadcasting	95,591	84,940	13	177,088	157,123	13
Other businesses	6,680	6,095	10	12,695	12,757	0
Corporate office	―	―	―	―	―	―
Intersegment elimination	(1,149)	(742)	―	(2,117)	(1,881)	―
	$1,006,919	$1,061,258	(5)	$1,979,395	$2,103,170	(6)
Operating Expenses:
Education	$555,053	$595,494	(7)	$1,121,642	$1,194,374	(6)
Cable television	157,133	150,806	4	314,566	303,379	4
Newspaper publishing	167,690	165,690	1	332,571	333,514	0
Television broadcasting	51,863	52,369	(1)	102,361	104,961	(2)
Other businesses	12,484	11,109	12	23,750	22,810	4
Corporate office	3,492	4,433	(21)	8,800	7,361	20
Intersegment elimination	(1,149)	(742)	―	(2,117)	(1,881)	―
	$946,566	$979,159	(3)	$1,901,573	$1,964,518	(3)
Operating Income (Loss):
Education	$3,351	$21,468	(84)	$(9,837)	$41,517	―
Cable television	38,446	40,425	(5)	71,223	78,132	(9)
Newspaper publishing	(15,876)	(2,918)	―	(38,436)	(15,745)	―
Television broadcasting	43,728	32,571	34	74,727	52,162	43
Other businesses	(5,804)	(5,014)	(16)	(11,055)	(10,053)	(10)
Corporate office	(3,492)	(4,433)	21	(8,800)	(7,361)	(20)
	$60,353	$82,099	(26)	$77,822	$138,652	(44)
Depreciation:
Education	$21,159	$21,491	(2)	$42,021	$41,666	1
Cable television	32,234	31,533	2	64,431	63,319	2
Newspaper publishing	6,282	6,540	(4)	12,518	13,440	(7)
Television broadcasting	3,222	3,134	3	6,347	6,244	2
Other businesses	81	84	(4)	162	165	(2)
Corporate office	―	100	―	―	244	―
	$62,978	$62,882	0	$125,479	$125,078	0
Amortization of Intangible Assets:
Education	$3,810	$5,049	(25)	$7,053	$9,469	(26)
Cable television	53	66	(20)	107	139	(23)
Newspaper publishing	172	289	(40)	355	579	(39)
Television broadcasting	―	―	―	―	―	―
Other businesses	408	934	(56)	865	1,867	(54)
Corporate office	―	―	―	―	―	―
	$4,443	$6,338	(30)	$8,380	$12,054	(30)
Pension Expense (Credit):
Education	$1,969	$1,652	19	$4,361	$3,204	36
Cable television	514	497	3	1,044	1,015	3
Newspaper publishing	7,781	5,288	47	16,392	11,993	37
Television broadcasting	1,055	335	―	2,015	981	―
Other businesses	19	17	12	38	34	12
Corporate office	(8,896)	(9,247)	(4)	(18,194)	(18,544)	(2)
	$2,442	$(1,458)	―	$5,656	$(1,317)	―

-more-

NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding income from continuing operations and net income excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations excluding certain items and net income excluding certain items should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30,	July 3,	June 30,	July 3,
(in thousands, except per share amounts)	2012	2011	2012	2011
Amounts attributable to The Washington Post Company
common stockholders
Income from continuing operations, as reported	$ 33,970	$ 47,593	$ 44,800	$ 65,497
Net income, as reported	$ 51,814	$ 45,573	$ 82,861	$ 60,727
Adjustments:
Severance and restructuring charges	5,178	7,254	6,352	8,680
Gain on sales of cost method investments	―	―	(3,657)	―
Marketable equity securities write-down	―	―	―	19,796
Foreign currency loss (gain)	1,607	(210)	(42)	(1,925)
Income from continuing operations, adjusted (non-GAAP)	$ 40,755	$ 54,637	$ 47,453	$ 92,048
Net income, adjusted (non-GAAP)	$ 58,599	$ 52,617	$ 85,514	$ 87,278

Per share information attributable to The Washington
Post Company common stockholders
Diluted income per common share from continuing operations,
as reported	$ 4.48	$ 6.00	$ 5.85	$ 8.16
Diluted net income per common share, as reported	$ 6.84	$ 5.74	$ 10.87	$ 7.57
Adjustments:
Severance and restructuring charges	0.69	0.91	0.84	1.09
Gain on sales of cost method investments	―	―	(0.48)	―
Marketable equity securities write-down	―	―	―	2.44
Foreign currency loss (gain)	0.21	(0.03)	(0.01)	(0.24)
Diluted income per common share from continuing operations,
adjusted (non-GAAP)	$ 5.38	$ 6.88	$ 6.20	$ 11.45
Diluted net income per common share, adjusted (non-GAAP)	$ 7.74	$ 6.62	$ 11.22	$ 10.86

	The adjusted diluted per share amounts may not compute due to rounding.

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